EXHIBIT 99.1

FreightCar America, Inc. Reports First Quarter 2022 Results

First quarter 2022 revenue up 188% year-over-year and gross profit of $10.1 million

Company raises railcar delivery outlook and provides revenue guidance for fiscal year 2022

CHICAGO, May 10, 2022 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (“FCA” or the “Company”) (NASDAQ: RAIL), a diversified manufacturer of railroad freight cars, today reported results for the first quarter ended March 31, 2022.

Business Highlights

  First quarter 2022 revenue of $93.2 million, up 188% year-over-year, on deliveries of 783 railcars
  Gross profit of $10.1 million with gross margin of 10.8%, positive for the sixth consecutive quarter
  Manufacturing operating income of $8.5 million, positive for the fourth consecutive quarter
  First quarter 2022 net loss of ($25.8) million, or ($1.11) per share, primarily driven by a $20.7 million non-cash charge related to the change in fair market value of warrant liability and $4.2 million of stock compensation
  First quarter 2022 Adjusted EBITDA of $3.3 million
  Quarter-end backlog totaled 2,395 railcars with an aggregate value of approximately $250 million
  2022 delivery outlook raised from between 2,600 and 2,900 railcars to 2,800 and 3,000 railcars, an increase of approximately 68% vs 2021 at the mid-point of the range

Jim Meyer, President and Chief Executive Officer of FreightCar America, commented, “We remain very pleased with our progress and the momentum we continue to build. In spite of persistent inflationary and supply chain challenges, we closed the first quarter of 2022 with significantly improved results and expect our performance to only get better as industry conditions improve and we continue to scale the Company. Our efforts to take FreightCar America to the next stage of growth, with equal focus on cost discipline and manufacturing excellence, are starting to pay off.”

First Quarter Results

  Consolidated revenues were $93.2 million in the first quarter of 2022, compared to $32.4 million in the first quarter of 2021. The Company delivered 783 railcars in the first quarter of 2022, compared to 309 railcars in the first quarter of 2021.
  Net loss in the first quarter of 2022 was ($25.8) million, or ($1.11) per share, compared to net loss of ($39.1) million, or ($1.96) per share, in the first quarter of 2021.
  Adjusted EBITDA for the first quarter of 2022 was $3.3 million, compared to Adjusted EBITDA loss of ($1.8) million for the first quarter of 2021.

Fiscal Year 2022 Outlook

Fiscal Year 2022
Revenue	Between $320 million and $340 million
Railcar Deliveries	Between 2,800 and 3,000 railcars

Mike Riordan, Chief Financial Officer, added, “We remain on track to achieve our strategic priorities for 2022, which include positive Adjusted EBITDA, the completion of the fabrication shop and the expansion of the wheel and axle shop by mid-year. The construction of additional production lines, which will double our annual railcar capacity to between 4,000 and 6,000, is expected to be completed by early 2023. Finally, we expect to deliver annual revenue between $320 million and $340 million, an increase of approximately 63% year-over-year at the mid-point of the range.”

CEO Announcement

The Company also announced that Jim Meyer intends to retire from his position as President and Chief Executive Officer in 2023, after the appointment of his successor to ensure a smooth transition. The Board has initiated a search process for the new CEO, for which Meyer is actively involved. He will also remain a member of the Board of Directors following the transition.

First Quarter 2022 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Tuesday, May 10, 2022 at 11:00 a.m. (Eastern Time) to discuss its first quarter 2022 financial results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call, available at:

Event URL: https://viavid.webcasts.com/starthere.jsp?ei=1544460&tp_key=1854c9de4b

Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. Interested parties may also participate in the call by dialing (877) 407-0789 or (201) 689-8562 and entering the passcode 13729354. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.

An audio replay of the conference call will be available beginning at 2:00 p.m. (Eastern Time) on May 10, 2022, until 12:00 a.m. (Eastern Time) on Wednesday May 25, 2022. To access the replay, please dial (844) 512-2921 or (412) 317-6671. The replay passcode is 13729354. An archived version of the webcast will also be available on the Company’s website.

About FreightCar America

FreightCar America, Inc. is a diversified manufacturer of railroad freight cars that also supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including open top hopper cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars and coal cars, and also specializes in the conversion of railcars for repurposed use. FreightCar America is headquartered in Chicago, Illinois and has facilities in the following locations: Castaños, Mexico; Johnstown, Pennsylvania; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the potential financial and operational impacts of the COVID-19 pandemic; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

INVESTOR & MEDIA CONTACT	Lisa Fortuna or Stephen Poe
E-MAIL	RAIL@alpha-ir.com
TELEPHONE	312-445-2870

FreightCar America, Inc. Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2022	December 31, 2021
Assets	(in thousands, except for share and per share data)
Current assets
Cash, cash equivalents and restricted cash equivalents	$41,011	$26,240
Accounts receivable, net of allowance for doubtful accounts of $475 and $323, respectively	22,088	9,571
VAT receivable	32,941	31,136
Inventories, net	58,476	56,012
Related party asset	5,259	8,680
Prepaid expenses	8,203	5,087
Total current assets	167,978	136,726
Property, plant and equipment, net	18,515	18,236
Railcars available for lease, net	20,007	20,160
Right of use asset	16,353	16,669
Other long-term assets	7,897	8,873
Total assets	$230,750	$200,664

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$46,482	$41,185
Related party accounts payable	6,815	8,870
Accrued payroll and other employee costs	1,941	2,912
Reserve for workers' compensation	1,594	1,563
Accrued warranty	5,639	2,533
Customer deposits	22,006	3,300
Deferred income state and local incentives, current	649	1,291
Lease liability, current	1,980	1,955
Other current liabilities	4,798	5,711
Total current liabilities	91,904	69,320
Long-term debt, net of current portion	88,572	79,484
Warrant liability	53,244	32,514
Accrued pension costs	-	35
Deferred income state and local incentives, long-term	-	1,216
Lease liability, long-term	16,116	16,617
Other long-term liabilities	6,942	3,134
Total liabilities	256,778	202,320

Stockholders’ deficit
Preferred stock	-	-
Common stock	196	190
Additional paid in capital	85,127	83,742
Accumulated other comprehensive loss	(5,438)	(5,522)
Accumulated deficit	(105,913)	(80,066)
Total stockholders' deficit	(26,028)	(1,656)
Total liabilities and stockholders’ deficit	$230,750	$200,664

FreightCar America, Inc. Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
	2022	2021

Revenues	$93,236	$32,370
Cost of sales	83,178	31,054
Gross profit	10,058	1,316
Selling, general and administrative expenses	10,713	9,151
Restructuring and impairment charges	-	6,650
Operating loss	(655)	(14,485)
Interest expense	(5,705)	(2,502)
Loss on change in fair market value of warrant liability	(20,730)	(22,128)
Other income	1,496	115
Loss before income taxes	(25,594)	(39,000)
Income tax provision	253	132
Net loss	(25,847)	(39,132)
Net loss per common share - basic	$(1.11)	$(1.96)
Net loss per common share - diluted	$(1.11)	$(1.96)
Weighted average common shares outstanding – basic	23,218,647	20,001,505
Weighted average common shares outstanding – diluted	23,218,647	20,001,505

FreightCar America, Inc. Segment Data (Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues:
Manufacturing	$90,124	$30,019
Corporate and Other	3,112	2,351
Consolidated revenues	$93,236	$32,370

Operating income (loss):
Manufacturing	$8,516	$(6,018)
Corporate and Other	(9,171)	(8,467)
Consolidated operating loss	$(655)	$(14,485)

FreightCar America, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities	(in thousands)
Net loss	$(25,847)	$(39,132)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Restructuring and impairment charges	-	6,650
Depreciation and amortization	1,024	1,197
Non-cash lease expense on right-of-use assets	316	440
Recognition of deferred income from state and local incentives	(1,858)	(555)
Loss on change in fair market value for warrant liability	20,730	22,128
Stock-based compensation recognized	4,244	2,662
Non-cash interest expense	3,721	982
Other non-cash items, net	-	(36)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(12,517)	3,204
VAT receivable	(1,853)	(8,754)
Inventories	(2,154)	4,824
Other assets	(3,839)	(7,658)
Related party asset, net	1,366	334
Accounts and contractual payables	4,798	1,594
Accrued payroll and employee benefits	(971)	(1,166)
Income taxes payable	252	131
Accrued warranty	3,106	(1,208)
Lease liability	(476)	(577)
Customer deposits	18,706	-
Other liabilities	(1,124)	(7,114)
Accrued pension costs and accrued postretirement benefits	21	(222)
Net cash flows provided by (used in) operating activities	7,645	(22,276)

Cash flows from investing activities
Purchase of property, plant and equipment	(960)	(542)
Proceeds from sale of property, plant and equipment and railcars available for lease	-	373
Net cash flows used in investing activities	(960)	(169)

Cash flows from financing activities
Borrowings on revolving line of credit	10,013	165
Repayments on revolving line of credit	(1,910)	(165)
Employee stock settlement	(13)	(7)
Payment for stock appreciation rights exercised	(4)	(39)
Net cash flows provided by (used in) financing activities	8,086	(46)
Net increase (decrease) in cash and cash equivalents	14,771	(22,491)
Cash, cash equivalents and restricted cash equivalents at beginning of year	26,240	54,047
Cash, cash equivalents and restricted cash equivalents at end of year	$41,011	$31,556

Supplemental cash flow information
Interest paid	$1,984	$1,180
Income tax refunds received, net of payments	$-	$5

Non-cash transactions
Change in unpaid construction in process	$190	$114
Issuance of equity fee	$1,000	$-
Accrued PIK interest paid through issuance of PIK Note	$364	$256

FreightCar America, Inc. Reconciliation of loss before taxes to EBITDA(1) and Adjusted EBITDA(2) (Unaudited)

	Three Months Ended March 31,
	2022	2021

Loss before income taxes	$(25,594)	$(39,000)
Depreciation & Amortization	1,024	1,197
Interest Expense, net	5,705	2,502
EBITDA	(18,865)	(35,301)

Change in Fair Value of Warrant(a)	20,730	22,128
Restructuring and impairment charges(b)	-	6,650
Alabama Grant Amortization(c)	(1,857)	(555)
Consulting Costs(d)	350	-
Corporate Realignment(e)	185	-
Legal Reserve(f)	-	500
Plant Transition Costs(g)	-	2,246
Stock Based Compensation	4,244	2,662
Other, net	(1,496)	(115)
Adjusted EBITDA	$3,291	$(1,785)

(1) EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry. In addition, our management uses EBITDA to evaluate our operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall performance of the company’s business. EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similar titled measures reported by other companies.

(2) Adjusted EBITDA represents EBITDA before the following charges:

a)  This adjustment removes the non-cash expense associated with the change in fair market value of the Company’s warrant liability.
b)  The Company incurred certain restructuring costs related to severance and other costs related to its shut-down of the Shoals and Roanoke facilities.
c)  The Company amortizes deferred grant income to cost of goods sold that represents a non-cash reduction to its gross profit.
d)  The Company incurred certain consulting costs during the fourth quarter of 2021 and first quarter of 2022.
e)  The Company incurred certain costs related to realigning its corporate cost center in the first quarter of 2022.
f)  During the first and fourth quarters of 2021, the Company recognized charges related to a legal dispute.
g)  During 2020, the Company implemented a program to shift production originally planned for its U.S. plants to its Castaños facility that continued into 2021. This adjustment represents non-recurring costs associated with moving inventory and equipment to its Castaños facility.

We believe that Adjusted EBITDA is useful to investors evaluating our operating performance compared to that of other companies in our industry because it eliminates the impact of certain non-cash charges and other special items that affect the comparability of results in past quarters. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.